EXHIBIT 99.1
Emclaire Financial Corp Reports Fourth Quarter and Annual Earnings for 2017; Announces Annual Meeting Date
EMLENTON, Pa., January 26, 2018 -- Emclaire Financial Corp (NASDAQ:EMCF), the parent holding company of The Farmers National Bank of Emlenton, reported consolidated net income of $574,000, or $0.25 per diluted share, for the three months ended December 31, 2017, a decrease of $622,000, or 52.0%, from $1.2 million, or $0.55 per diluted share, reported for the same period in 2016. Consolidated net income for the year ended December 31, 2017 was $4.3 million, or $1.93 per diluted share, an increase of $291,000, or 7.3%, from $4.0 million, or $1.85 per diluted share, reported for 2016. Net income for the quarter and year ended December 31, 2017 was negatively impacted by a one-time nonrecurring charge for a write down of deferred tax assets as discussed below.
On December 22, 2017, President Trump signed into law the Tax Cuts and Jobs Act, a tax reform bill which, among other items, reduces the federal corporate income tax rate to a flat 21% from a maximum of 35% effective January 1, 2018. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are revalued with an adjustment through income tax expense. During the fourth quarter of 2017, the Corporation reduced the value of its deferred tax assets and as a result, recorded an additional income tax expense of $827,000. Had the tax law not been enacted, consolidated net income would have been $1.4 million for the three months ended December 31, 2017 and $5.1 million for the full year. The Corporation realized a return on average assets of 0.59% and a return on average equity of 7.52% for 2017, compared to 0.60% and 7.32% for 2016.
Positively impacting net income for the three months ended December 31, 2017 compared to the same period in 2016, net interest income and noninterest income increased $750,000 and $103,000, respectively. Partially offsetting these increases were increases in noninterest expense and the provision for loan losses of $432,000 and $276,000, respectively.
The increase in net income for the year ended December 31, 2017 was primarily driven by increases in net interest income and noninterest income of $2.4 million and $1.4 million, respectively, partially offset by increases in noninterest expense and the provision for loan losses of $2.2 million and $439,000, respectively. Growth in net interest income was driven by a $69.7 million increase in the average balance of loans receivable and the increase in noninterest income was the result of a $1.3 million bargain purchase gain recorded during the third quarter of 2017 related to the acquisition of Northern Hancock Bank and Trust Co. (NHBT) in Newell, West Virginia on September 30, 2017. This gain resulted as the fair value of the assets acquired less the liabilities assumed exceeded the purchase price. Partially offsetting this gain and driving the increase in noninterest expense were acquisition costs of $1.1 million for 2017. Also contributing to the increase in noninterest expense were costs associated with the full-year operation of two banking offices added during 2016. In connection with the acquisition, the Corporation added approximately $18.5 million in loans and $19.7 million in deposits.
William C. Marsh, Chairman, President and Chief Executive Officer of the Corporation and the Bank, noted, “The Board of Directors, management and I are pleased with the core operating results, considerable balance sheet growth and successful acquisition of NHBT in 2017. Although the Tax Cuts and Jobs Act required a one-time charge to earnings as a result of the reduction in the tax rate, our net income in the future is expected to increase and we expect to earn back the charge within the next two years. We continue to realize significant loan production and deposit growth across our franchise including our newer offices in Allegheny County. We remain focused on sustaining a sound capital base while providing an attractive return to our shareholders and are well-positioned for future profitable growth.”
2017 OPERATING RESULTS OVERVIEW
Net income increased $291,000, or 7.3%, to $4.3 million or $1.93 per diluted share for the year ended December 31, 2017, compared to $4.0 million or $1.85 per diluted share for 2016. The increase resulted from increases in net interest income and noninterest income of $2.4 million and $1.4 million, respectively, partially offset by increases in noninterest expense, the provision for income taxes and the provision for loan losses of $2.2 million, $866,000 and $439,000, respectively. Net income would have been $5.1 million for the year without the one-time nonrecurring write down of deferred tax assets.
Net interest income increased $2.4 million, or 12.5%, to $21.9 million for the year ended December 31, 2017 from $19.5 million in 2016. The increase in net interest income resulted from an increase in interest income of $3.0 million, or 12.7%, as the Corporation experienced a $69.7 million increase in the average balance of loans. Partially offsetting the increase in interest income, interest expense increased $548,000, or 13.9%, as the Corporation's average balance of interest-bearing deposits and borrowed funds increased $53.2 million and $3.1 million, respectively. The increases in the Corporation's interest-earning assets and interest-bearing liabilities primarily related to the aforementioned acquisition of NHBT in September 2017, the acquisition of United American Savings Bank (UASB) in April 2016 and strong loan and deposit production across the Bank's franchise.

Noninterest income increased $1.4 million, or 37.4%, to $5.0 million for the year ended December 31, 2017 from $3.7 million in 2016. During 2017, the Corporation recorded the aforementioned $1.3 million bargain purchase gain related to the acquisition of NHBT. During 2017, the Corporation also recorded a $508,000 other-than-temporary impairment charge on a subordinated debt investment issued by First NBC Bank Holding Company. On April 28, 2017, the Louisiana Office of Financial Institutions closed First NBC Bank, the wholly owned banking subsidiary of First NBC Bank Holding Company, and named the FDIC as receiver for the bank. Partially offsetting this impairment charge, the Corporation realized net securities gains of $346,000 during 2017, compared to $82,000 in 2016. Additionally, gains on the sale of loans totaled $248,000 in 2017 compared to $119,000 in 2016 and customer service fees increased $133,000 as overdraft charges for the year ended December 31, 2017 outpaced the prior year.
The provision for loan losses increased $439,000, or 94.6%, to $903,000 for the year ended December 31, 2017 from $464,000 in 2016 due to general increases in the Corporation's loan portfolio.
Noninterest expense increased $2.2 million, or 12.6%, to $19.6 million for the year ended December 31, 2017 from $17.4 million in 2016.  The increase related to increases in acquisition costs, other noninterest expense, compensation and benefits, premises and equipment, federal deposit insurance and intangible asset amortization of $718,000, $714,000, $628,000, $126,000, $27,000, and $20,000, respectively. During 2017, the Corporation incurred expenses of $1.1 million related to the acquisition of NHBT, compared to $401,000 of expenses related to the acquisition of UASB in 2016. Increases in other expense items related primarily to the operation of three new full-service banking offices (including the two acquired) as well as normal salary and benefit increases.
The provision for income taxes increased $866,000 or 69.4%, to $2.1 million for the year ended December 31, 2017 from $1.2 million in 2016.  During 2017, the Corporation reduced the value of its deferred tax assets by $827,000 and recorded an additional income tax expense as a result of the Tax Cuts and Jobs Act.
FOURTH QUARTER OPERATING RESULTS OVERVIEW
Net income decreased $622,000, or 52.0%, to $574,000 or $0.25 per diluted share for the three months ended December 31, 2017, compared to $1.2 million or $0.55 per diluted share for the same period in 2016. The decrease resulted from increases in the provision for income taxes, noninterest expense and the provision for loan losses of $767,000, $432,000 and $276,000, respectively, partially offset by increases in net interest income and noninterest income of $750,000 and $103,000, respectively. Net income would have been $1.4 million for the three months ended December 31, 2017 without the one-time nonrecurring write down of deferred tax assets.
The increase in net interest income resulted from a $1.0 million increase in interest income, partially offset by a $254,000 increase in interest expense. The increase in noninterest income resulted primarily from an increase in gains on the sale of loans. The increase in the provision for income taxes resulted from the revaluation of deferred tax assets. The increase in noninterest expense was primarily associated with operating three new full-service banking offices and the increase in the provision for loan losses was due to general growth in the loan portfolio.
CONSOLIDATED BALANCE SHEET & ASSET QUALITY OVERVIEW
Total assets increased $57.9 million, or 8.4%, to $750.1 million at December 31, 2017 from $692.1 million at December 31, 2016.  Asset growth was driven by an increase in net loans receivable of $62.3 million. Liabilities increased $52.9 million, or 8.3%, to $691.0 million at December 31, 2017 from $638.1 million at December 31, 2016 due to an increase in customer deposits of $69.7 million, partially offset by a $18.0 million reduction in borrowed funds. The Corporation added approximately $18.5 million in loans and $19.7 million in deposits through the acquisition of NHBT.
Asset quality remained stable as total nonperforming assets were $4.2 million, or 0.56% of total assets at December 31, 2017 compared to $3.6 million, or 0.52% of total assets at December 31, 2016.
Stockholders’ equity increased $5.0 million, or 9.3%, to $59.1 million at December 31, 2017 from $54.1 million at December 31, 2016 primarily due to proceeds from the exercise of stock options of $1.4 million, $1.7 million of common stock issued in connection with the acquisition of NHBT and net income of $4.3 million for 2017, offset by common stock dividends paid of $2.4 million. The Corporation remains well capitalized and is positioned for continued growth with total stockholders’ equity at 7.9% of total assets.  Tangible book value per common share was $21.28 at December 31, 2017, compared to $20.08 at December 31, 2016.
ANNUAL SHAREHOLDER MEETING
In addition to reporting earnings, the Corporation announced that the annual meeting of shareholders will be held on Wednesday, April 25, 2018 at 9:00 a,m. at the main office of The Farmers National Bank of Emlenton, in Emlenton, Pennsylvania. The voting record date for the purpose of determining stockholders eligible to vote on proposals presented at the annual meeting will be March 1, 2018.

Emclaire Financial Corp is the parent company of The Farmers National Bank of Emlenton, an independent, nationally chartered, FDIC-insured community bank headquartered in Emlenton, Pennsylvania, operating 17 full service banking offices in Venango, Allegheny, Butler, Clarion, Clearfield, Crawford, Elk, Jefferson and Mercer counties, Pennsylvania and Hancock County, West Virginia.  The Corporation’s common stock is quoted on and traded through the NASDAQ Capital Market under the symbol “EMCF”.  For more information, visit the Corporation’s website at “www.emclairefinancial.com”.
This news release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements may contain words such as “believe”, “expect”, “anticipate”, “estimate”, “should”, “may”, “can”, “will”, “outlook”, “project”, “appears” or similar expressions.  Such forward-looking statements are subject to risk and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Such factors include, but are not limited to, changes in interest rates which could affect net interest margins and net interest income, the possibility that increased demand or prices for the Corporation's financial services and products may not occur, changing economic and competitive conditions, technological and regulatory developments, and other risks and uncertainties, including those detailed in the Corporation's filings with the Securities and Exchange Commission.  The Corporation does not undertake, and specifically disclaims any obligation to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.

INVESTOR RELATIONS CONTACT:
William C. Marsh
Chairman, President and
Chief Executive Officer
Phone: (844) 800-2193
Email:  investor.relations@farmersnb.com

EMCLAIRE FINANCIAL CORP
Consolidated Financial Highlights
(Unaudited - Dollar amounts in thousands, except share data)

CONSOLIDATED OPERATING RESULTS DATA:	Three month period		Year ended
	ended December 31,		December 31,
	2017	2016	2017	2016
Interest income	$7,111	$6,107	$26,400	$23,425
Interest expense	1,262	1,008	4,493	3,945
Net interest income	5,849	5,099	21,907	19,480
Provision for (recovery of) loan losses	270	(6)	903	464
Noninterest income	1,024	921	5,022	3,655
Noninterest expense	4,894	4,462	19,635	17,437
Income before provision for income taxes	1,709	1,564	6,391	5,234
Provision for income taxes	1,135	368	2,114	1,248
Net income	$574	$1,196	$4,277	$3,986

Basic earnings per common share	$0.25	$0.56	$1.95	$1.86
Diluted earnings per common share	$0.25	$0.55	$1.93	$1.85
Dividends per common share	$0.27	$0.26	$1.08	$1.04
Return on average assets (1)	0.30%	0.69%	0.59%	0.60%
Return on average equity (1)	3.80%	8.66%	7.52%	7.32%
Yield on average interest-earning assets	4.02%	3.88%	3.95%	3.86%
Cost of average interest-bearing liabilities	0.88%	0.80%	0.84%	0.82%
Cost of funds	0.72%	0.64%	0.68%	0.65%
Net interest margin	3.32%	3.26%	3.29%	3.23%
Efficiency ratio	68.83%	71.41%	71.49%	72.78%
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(1) Returns are annualized for the three month periods ended December 31, 2017 and 2016.

CONSOLIDATED BALANCE SHEET DATA:			As of	As of
			12/31/2017	12/31/2016
Total assets			$750,084	$692,135
Cash and equivalents			14,374	17,568
Securities			101,167	101,560
Loans, net			577,738	515,435
Deposits			654,643	584,940
Borrowed funds			26,000	44,000
Stockholders' equity			59,091	54,073
Book value per common share			$26.02	$25.12
Tangible book value per common share			$21.28	$20.08
Net loans to deposits			88.25%	88.13%
Allowance for loan losses to total loans			1.05%	1.06%
Nonperforming assets to total assets			0.56%	0.52%
Stockholders' equity to total assets			7.88%	7.81%
Shares of common stock outstanding			2,271,139	2,152,358